EXHIBIT 10.10

2009 SUB DEBT CONSENT, WAIVER AND AMENDMENT AGREEMENT

THIS 2009 SUB DEBT CONSENT, WAIVER AND AMENDMENT AGREEMENT (the “Agreement”), dated as of July 31, 2009, is entered into by and among Capital Growth Systems, Inc., a Florida corporation (the “Company”), and the persons identified as “Holders” on the signature pages hereto (the “Holders”).  Defined terms not otherwise defined herein shall have the meanings set forth in the March Purchase Agreement (as defined below).

WHEREAS, pursuant to a Securities Purchase Agreement, dated March 11, 2008 (the “March Purchase Agreement”), among the Company and the purchasers from the Company of an aggregate of $19,000,000 in principal amount of Variable Rate Secured Convertible Debentures of the Company (the “March Debentures”), and such purchasers were issued warrants exercisable for shares of Common Stock (the “March Warrants”); the March Debentures and March Warrants were reissued as original issue discount debentures effective November 19, 2008 in connection with a Waiver, Consent, Amendment and Exchange Agreement as of such date (the “November Waiver, Consent, Amendment and Exchange Agreement”), and with such July Debentures being hereinafter sometimes referred to as the “Amended and Restated March Debentures,” and with all transaction documents associated with the March Purchase Agreement as amended by the November Waiver, Consent, Amendment and Exchange Agreement being hereinafter referred to as the “March Transaction Documents.”

WHEREAS, pursuant to a Securities Purchase Agreement, dated November 19, 2008 (the “November Purchase Agreement”), among the Company and the purchasers from the Company of an aggregate of $14,891,250 in aggregate principal amount of original issue discount secured convertible debentures with an initial subscription amount of $9,025,000 (the “November Debentures”), such purchasers were issued the November Debentures and warrants exercisable for shares of Common Stock (the “November Warrants”), with all transaction documents associated with the November Purchase Agreement being the “November Transaction Documents.”

WHEREAS, pursuant to a Securities Purchase Agreement of even date herewith in the form attached as Exhibit A hereto, including all exhibits thereto (the “July Purchase Agreement”) among the Company and the purchasers identified on the signature pages thereto (collectively, the “July Purchasers”), the July Purchasers will be purchasing up to $10,500,000 in aggregate principal amount of Original Issue Discount Secured Convertible Debentures due, subject to the terms therein, due May 30, 2011 (the “July Debentures” together with warrants to purchase shares of Common Stock (the offer and sale of such July Debentures and warrants pursuant to the July Purchase Agreement are hereafter referred to as the “July Financing”); Aequitas Capital Management, Inc. or its successor in interest is named as “Collateral Agent” for the holders of the July Debentures pursuant to the Security Agreement attached as an exhibit to the July Purchase Agreement, and all the transaction documents associated with the July Financing are hereinafter sometimes referred to as the “July Transaction Documents;” and

WHEREAS, the Company has adopted a Vendor Payment Plan to be administered and modified by time to time by the Company with input from the Collateral Agent.  As part of the Vendor Payment Plan, up to $2,500,000 of obligations of the Company shall be exchanged with creditors of the Company for debentures (“VPP Debentures”) showing a cash subscription amount on a dollar for dollar basis equal to the preceding exchanged obligations, and with a 65% OID factor increasing the principal amount of the VPP Debentures accordingly, which VPP Debentures shall be substantially similar to the November Debentures, shall be subject to a security agreement appointing Aequitas Capital Management, Inc. as collateral agent, with the VPP Debentures to be on a pari passu basis with the November Debentures and the Other Debentures, and the holders thereof shall have warrant coverage comparable to the warrants issued pursuant to the November Debentures, all as more fully set forth in the form of purchase agreement (“VPP Purchase Agreement,” with the financing thereof being the “VPP Financing” and the purchasers of the VPP Debentures being the “VPP Purchasers”), a copy of which has been made available for review upon request of the other Holders.

WHEREAS, the July Purchasers are making their investment contingent upon, among other things, the due execution of the Holders counterparty hereto of this Consent, Waiver and Amendment Agreement, and the establishment by the Company of the Vendor Payment Plan.

WHEREAS, pursuant to a Loan and Security Agreement by and among the Company and its Subsidiaries and ACF CGS, L.L.C., as Collateral Agent for itself and the other lenders party thereto (the “Senior Lender Agreement”) dated November 19, 2008 in the form attached as Exhibit B to the November Consent, Waiver, Amendment and Exchange Agreement (“Senior Lender”), Senior Lender loaned to the Company $8,500,000 pursuant to a secured promissory note, presently due 24 months following its issuance (“Senior Lender Note,” with the loan secured thereby being the “Senior Loan”) (the issuance of the Senior Lender Note pursuant to the Senior Lender Agreement as amended from time to time is hereafter referred to as the “Senior Lender Financing”).  Senior Lender has delivered a notice of default with respect to the Senior Lender Financing and is willing to waive the defaults set forth therein upon the due execution and closing a modification of the terms of the Senior Lender Agreement as set forth in Exhibit B attached (the “Senior Lender Financing Modification”), and Senior Lender has also required that the July Purchasers execute a form of intercreditor agreement subordinating the July Debentures to the Senior Loan (“Senior Lender/July Debenture Intercreditor Agreement”) and that the VPP Purchasers execute a form of intercreditor agreement subordinating the Junior Debentures to the Senior Loan (“Senior Lender/VPP Debenture Intercreditor Agreement”); copies of the Senior Lender Financing Modification and the two new intercreditor agreements referenced above are all attached as Exhibit B.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder hereby agrees as follows:

1.           Waivers and Consents.  Subject to the terms and conditions hereunder, each Holder hereby waives compliance with the Company’s obligation to provide, and the Holder’s right to receive those items enumerated in this Section 1.  Subject to the terms and conditions hereunder, each Holder hereby amends and waives the restrictions set forth in Sections 4.13(a) of the March Purchase Agreement and Sections 7(a) and 7(b) of the Amended and Restated March Debentures  and Sections 4.13(a) of the November Purchase Agreement and Sections 7(a) and 7(b) of the November Debentures with respect to the July Financing and VPP Financing and agrees that such restrictions shall not apply to the issuance of the July Debentures and warrants pursuant to the July Financing or the VPP Debentures and warrants.  Further, subject to the terms and conditions hereunder, each Holder hereby amends and waives the restrictions applicable to him, her or it, set forth in Sections 7(a) and 7(b) of the Amended and Restated March Debentures with respect to the Senior Lender Financing Modifications and the July Financing.  In addition, subject to the terms and conditions hereunder, each Holder hereby waives the restrictions set forth in Section 7(a) of the Amended and Restated March Debentures and November Debentures respectively, with respect to the issuance of the Vendor Payment Plan or the taking of any actions in connection therewith satisfactory to the Collateral Agent for the Debentures.  Lastly, subject to the terms hereunder, each Holder hereby waives the existence of any circumstance accrued through the date of closing of the July Financing which may be deemed to constitute an “event of default” under or breach of any of the March Transaction Documents or the November Transaction Documents, to the extent applicable to that Holder or due to an “event of default” with respect to any other purchaser or his or its assigns under the March Transaction Documents or November Transaction Documents, in consideration for the issuance to that Holder of his, her or its pro rata share of the $700,000 in principal amount of July Debentures, as set forth on Schedule 2.1 to the July Purchase Agreement, the terms of which are incorporated by reference herein and made a part hereof as if fully rewritten.  Each Holder further consents to the taking by the Company of all actions contemplated to be taken in the July Transaction Documents (and waives any right to declare a default under the November Transactions Documents or March Transaction Documents with respect to the taking of any of the transactions contemplated therein), and to the amendment of the Amended and Restated March Transaction Documents and November Transaction Documents as set forth in Section 2 of this Agreement; execution of this Agreement shall be deemed to constitute counterpart execution of the July Transaction Documents by each holder of Amended and Restated March Debentures or November Debentures as they relate to the allocation of the portion of the Schedule 2.1 (of the July Purchase Agreement) ownership in the July Debentures (and corresponding Warrants)  to the Holder executing this Agreement.  Each of the Holders signatory hereto consents to the entry by the Company into the Senior Lender Financing Modification, as well as to the existence of the Senior Lender/July Debenture Intercreditor Agreement and the Senior Lender/VPP Debenture Intercreditor Agreement.  Each of the Holders signatory hereto acknowledges and agrees that the effective time of this Agreement shall be as of a time immediately prior to the initial closing of the July Financing and the VPP Financing so that it is acknowledged and agreed that:

(a)           the July Financing and VPP Financing constitute Exempt Issuances for purposes of the Holders’ March Transaction Documents and November Transaction Documents; and

(b)           the amendments set forth in Section 2 below are amendments to the March Transaction Documents and November Transaction Documents duly approved.

2.           Amendments and Other Agreements.

(a)           Amended and Restated March Debentures and November Debentures.  Effective upon the initial closing of the July Purchase Agreement and the execution of this Agreement by the Holders holding not less than 67% of the outstanding principal amount of: (i) the Amended and Restated March Debentures; and (ii) the November Debentures, then:

       (A)         each of the following defined terms in the Amended and Restated March Debentures and the November Debentures shall be amended and restated to be identical to the following defined terms set forth in the July Debentures attached hereto as part of Exhibit A, and the terms of which are incorporated by reference herein and made a part hereof as if fully rewritten: “March Purchase Agreement;” “March Debentures;” “Equity Conditions;” “Exempt Issuance; “Other Debentures;” “November Debentures;” “November Purchase Agreement;” “Permitted Indebtedness;” “Senior Debt;” “67% Majority;” “Trading Market.” “Vendor Payment Plan;” “VPP Debentures;” and “VPP Purchase Agreement.”  In addition, any defined terms set forth in the July Purchase Agreement and not otherwise defined in the amendments to the Amended and Restated March Debentures, the November Debentures and the VPP Debentures set forth in this Agreement, are hereby added as defined terms to each of said Other Debentures and incorporated by reference therein and made a part thereof as if fully rewritten.

           (B)           The negative covenants set forth in Sections 7(d) and 7(e) of each of the Amended and Restated March Debentures and each of the November Debentures are hereby amended and restated as set forth in Sections 7(d) and 7(e), respectively of the July Debentures, attached hereto as part of Exhibit A, and the terms of which are incorporated by reference herein and made a part hereof as if fully rewritten;

           (C)           The events of default set forth in Sections 8(a)(i), 8(a)(ii), 8(a)(iii), 8(a)(vi) and 8(a)(ix) of each of the Amended and Restated March Debentures and each of the November Debentures are hereby amended and restated in their entirety as set forth in Sections 8(a)(iii), 8(a)(vi) and 8(a)(ix) respectively, of the July Debentures, attached hereto as part of Exhibit A, and the terms of which are incorporated by reference herein and made a part hereof as if fully rewritten;

           (D)           The following sentences are added to the end of Section 5.5 of each of the Amended and Restated March Debentures and each of the November Debentures:

“Any breach of any covenant or obligation of the Company or any of its Subsidiaries with respect to this Agreement through the date of closing of the issuance of not less than $7,000,000 in original principal amount of debentures (subject to increase by up to an additional $3,500,000) maturing May 30, 2011 (the “July Debentures”) is hereby waived.  Any rights to payment with respect to this Debenture are expressly subordinated to the rights to payment with respect to the July Debentures, and the terms of that certain Intercreditor Agreement attached as an exhibit to the July Purchase Agreement, among the initial holders of the July Debentures, the holders of the VPP Debentures (executing such agreement from tie to time) and holders of not less than 67% of principal amount of the other outstanding secured debentures of the Company is incorporated by reference herein and made a part hereof as if fully rewritten and shall be binding upon the holder of this Debenture.  The holders of 67% of the aggregate principal amount of all of the Debentures outstanding shall have the right to waive any of the rights of the holders of all of the Debentures with respect to any matter.

           (E)           The following sentence is added at the end of Section 6(a) of each of the Amended and Restated March Debentures and each of the November Debentures:

“Notwithstanding anything to the contrary contained herein, the Company shall be under no obligation to make any Quarterly Redemptions (whether cash or shares) prior to July 1, 2012, and there shall be no accrual of interest with respect to any Quarterly Redemption obligations prior to July 1, 2012.

           (F)           The Holders of Amended and Restated March Debentures and November Debentures consent to the issuance of the VPP Debentures  and corresponding warrants in accordance with the terms of the VPP Debenture Purchase Agreement.

(b)        Amendments to the March Purchase Agreement and November Purchase Agreement.  Effective upon the initial closing of the July Purchase Agreement and execution of this Agreement by the Holders of not less than 67% of the outstanding principal amount of: (i) the Amended and Restated March Debentures; and (ii) the November Debentures, then each of the following sections of each of the March Purchase Agreement and the November Purchase Agreement shall be amended and restated in its entirety to be as set forth in the corresponding Section of the July Purchase Agreement, attached as Exhibit A and the terms of which are incorporated by reference herein and made a part hereof as if fully rewritten:

           (A)           Section 1.1 – the definition of “Effective Date” and the additional definitions set forth in Section 2(a)(A) of this Agreement;

           (B)           Section  4.3 (Regarding furnishing of information, public information);

           (C)           Section 4.11(d) (Regarding holding of special meeting of shareholders);

           (D)           Section 4.12 (Regarding participation in future financing);

           (E)           Section 4.13 (Regarding subsequent equity sales);

           (F)           Section 4.14 (Regarding equal treatment);

           (G)          Section 4.17 (Regarding capital changes);

           (H)          Section 4.21 (Regarding issuance of stock to management); and

           (I)           Section 5.5 (Regarding amendment and waiver of transaction documents).

(b)           The Holders of Amended and Restated March Debentures and November Debentures consent to the issuance of the VPP Debentures and corresponding warrants in accordance with the VPP Purchase Agreement.

(c)           Security Agreement.  Effective upon the initial closing of the July Purchase Agreement and the execution of this Agreement by the Holders holding not less than 67% of the outstanding principal amount of: (i) The Amended and Restated March Debentures; and (ii) the November Debentures, then the following sentence shall be added to the end of Section 19(c) of the security agreement among the Company and its Subsidiaries and each of the holders of Amended and Restated March Debentures and of November Debentures:

“Notwithstanding anything to the contrary contained herein, for so long as any of the Debtors remains indebted to ACF CGS, L.L.C., as Collateral Agent for itself and the other lenders party thereto (if any—collectively, “Collateral Agent”), pursuant to the loan agreement with the Debtors dated as of November 19, 2008, then to the extent Collateral Agent is granted any senior rights with respect to any of Debtors or the Collateral, then the grant or operation of such senior rights shall not constitute a breach of this Agreement or an event of default hereunder.”

(d)           Approval of Subsequent Transactions.  Each of the Holders agrees to vote all shares of Common Stock of the Holder in favor of the Authorized Share Approval (as defined in the July Purchase Agreement), and to the extent that the Holder fails to vote in such election, grants an irrevocable power proxy to each of the executive officers of the Company to vote the shares of Common Stock standing in the name of the Holder in favor of the Authorized Share Approval.

Each of the Holders consents to the refinancing by the Company (and its subsidiaries if applicable) of its Senior Debt (the new lender thereto or any successor from a subsequent refinancing being the “New Senior Lender”) and agrees to execute such form of subordination agreement, intercreditor agreement and other agreements as the New Senior Lender shall require (collectively, the “New Senior Lender Documents”), provided such refinancing is approved by the Holders of 67% of outstanding principal amount of the July Debentures and Other Debentures collectively and the New Senior Loan Documents do not obligate the Holder to fund any additional monies.  Should any Holder fail to execute the New Senior Lender Documents, then the Holder grants an irrevocable power of attorney to each of the executive officers of the Company to execute the New Senior Lender Documents in the name, place and stead of the Holder.

3.           Representations and Warranties. The Company hereby makes to the Holders the following representations and warranties:

(a)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, provided that the Company receives consent to the transactions contemplated herein by Senior Lender as well as the holders of the Prior Debentures; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c)           Survival and Bring Down.  All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  The Company expressly reaffirms that, except as set forth in the Disclosure Schedules to the July Purchase Agreement, and the amendments to the transaction documents being made hereunder with respect to the March Purchase Agreement and the November Purchase Agreement, each of the representations and warranties set forth in the March Purchase Agreement and the November Purchase Agreement, continues to be true, accurate and complete, and the Company hereby remakes and incorporates herein by reference each such representation and warranty as though made on the date of this Agreement, subject to the understanding and agreement that any item referred in the Disclosure Schedules which may be deemed to be an event of default under the March Purchase Agreement or November Purchase Agreement is subject to the waiver of default provided for in this Agreement.

4.           Public Information Failure Payments.  Section 4 of the November Waiver, Consent Amendment and Exchange Agreement is hereby deleted in its entirety, inasmuch as the issues addressed therein are now addressed by Section 4.3(a) of the July Purchase Agreement as set forth in Section 2 above, the terms of which supersede the prior terms of said agreement, and all obligations of the Company for penalties or otherwise accrued to the Holders thereunder through the date hereof are waived.

5.           Miscellaneous.

(a)           The foregoing waivers shall not be effective unless and until: (i) Holders holding at least 67% of the Amended and Restated March Debentures and at least 67% of the November Debentures shall (collectively, the “67% Majority”) have agreed to the terms and conditions hereunder, (ii) the July Purchasers and Holders representing the 67% Majority execute and deliver an Intercreditor Agreement in the Form of Exhibit D attached hereto, and (iii) the July Purchasers and Senior Lender execute and deliver an Intercreditor Agreement in form and substance agreeable to Senior Lender. The waivers, agreements and obligations of the Holders set forth herein shall be null and void in the event the July Financing and the Senior Lender Financing are not consummated on or before July 31, 2009, or such later date extended by consent of the Collateral Agent, not to exceed August 31, 2009.  In addition, the respective obligations, amendments, agreements and waivers of the Holders hereunder are subject to the following conditions being met: (a) the accuracy in all material respects of the representations and warranties of the Company contained herein (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) and (b) the performance by the Company of all if its obligations, covenants and agreements required to be performed hereunder. Except as expressly set forth above, all of the terms and conditions of the March Transaction Documents and November Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.  The Company shall, on or before 8:30 AM (NY time) on the 2nd Trading Day following the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to the Collateral Agent disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement and all other related agreements thereto (the “8-K Filing”).  The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

(b)           This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(c)           The Company has elected to provide all Holders with the same terms and form of agreement for the convenience of the Company and not because it was required or requested to do so by the Holders.  The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under this Agreement or any transaction document applicable to the March Purchase Agreement, July Purchase Agreement, VPP Purchase Agreement or November Purchase Agreement (hereinafter collectively referred to as the “Transaction Documents”).  Except to the extent contemplated by the Security Agreement applicable to the Holder(s) in question, nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents.  Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.  Each Holder has been represented by its own separate legal counsel in their review and negotiation of this Agreement and the Transaction Documents.

(d)           Except as set forth in the Transaction Documents (as defined in the July Purchase Agreement) each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the July Debentures.

(e)           If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ Patrick Shutt
Name:  Patrick Shutt
Title:  CEO

[signature page(s) of Holders to follow]